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                                                                    EXHIBIT 6(a)


                              CONSULTING SERVICES
                                   AGREEMENT

                                   --------

                                BY AND BETWEEN
                         MD HEALTHSHARES CORPORATION,
                            PATIENT'S CHOICE, INC.
                                      AND
                               THOMAS P. MCCABE

                                   --------

   THIS CONSULTING SERVICES AGREEMENT is made and executed by and between MD HEALTHSHARES CORPORATION, a Louisiana Corporation having its principal offices at Suite 4400, 201 St. Charles Avenue, New Orleans, Louisiana, 70170, for itself and on behalf of its wholly-owned subsidiary, PATIENT'S CHOICE, INC. (collectively, the "MDHS Companies"); and THOMAS P. MCCABE, ("McCabe"), a person of the full age of majority having his principal place of business at 6063 Lido Lane, Long Beach, California 90803-4128.

   (S)1 SERVICES TO BE PROVIDED. The MDHS Companies hereby retain McCabe to provide consulting services, specifically as the Chief Executive Officer (CEO) of the MDHS Companies on an interim basis, and to assist the MDHS Companies in evaluating, assessing and carrying out the MDHS Companies' business plan in operating a health maintenance organization ("HMO") in the state of Louisiana. McCabe shall be responsible to the Boards of Directors and Executive Committees of the MDHS Companies and shall work in cooperation with the staff and other consultants retained by the MDHS Companies. It is understood that McCabe is consulting with the MDHS Companies on the basis of his extensive experience in healthcare on both the Provider and Payor side of the HMO industry.

   (S)2 PROFESSIONAL FEES. McCabe shall be compensated for his services by the MDHS Companies at the rate of $175.00 per hour, with a maximum daily rate of $1,800.00.

   (S)3 REIMBURSABLE EXPENSES. In addition to the fees otherwise provided for in this section, the MDHS Companies will reimburse McCabe for usual, customary and reasonable expenses for travel, lodging, duplication, communication and other out-of-pocket costs, necessarily or appropriately incurred or advanced by McCabe in his performance of services under this Agreement; provided that expenses for travel and lodging shall be reimbursed only when any such travel or lodging has been approved by the MDHS Companies prior to being incurred by McCabe, and provided further that the MDHS Companies' payment of expenses which are reimbursable hereunder will be made only pursuant to a written invoice itemizing such expenses and the dates on which they were incurred, accompanied by appropriate documentation in the form of receipts and/or invoices for any such expenses in excess of $200.

   (S)4 INVOICING AND PAYMENT. Invoices for professional fees and reimbursable expenses will be prepared and rendered by McCabe on a semi-monthly basis, with such invoices reflecting the dates and hours or services devoted by McCabe to the performance of consulting services for the MDHS Companies and itemizing reimbursable expenses incurred by McCabe in accordance with (S)3 of this Agreement. Payment on any such invoices will be made by the MDHS Companies within Fifteen (15) calendar days of their receipt thereof thereafter.

   (S)5 EFFECTIVE DATE; TERM. This agreement is on an as needed basis, and is considered to be at will. This agreement shall become and be effective on the date that it has been executed by both parties hereto and shall continue in force thereafter until terminated by either party, with or without cause, upon 10 days' prior written notice. Upon termination, all compensation accrued by McCabe shall be due and payable

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                              CONSULTING SERVICES
THOMAS P. MCCABE                   AGREEMENT                                 2
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within ten (10) working days of the date of termination, and shall include final travel arrangements and expenses.

   (S)5 HOLD HARMLESS. The MDHS Companies, acknowledging that McCabe does not carry errors and omissions (E&O) insurance, specifically agrees to indemnify and hold harmless McCabe from and against any and all claims, damages, suits or losses of any kind whatsoever arising out of the consulting services provided to the MDHS Companies hereunder unless such claim, suit or damage results directly from gross negligence, or the commission or omission of egregious acts by McCabe in the performance of his duties hereunder.

   (S)7 INDEPENDENT CONTRACTOR. In the performance of consulting services under this Agreement, it is mutually understood and agreed that McCabe is at all times acting and performing as an independent contractor. McCabe shall be solely responsible for all of his federal, state and municipal income taxes, social security, retirement and all other taxes and the MDHS Companies shall not withhold taxes or be obligated in any manner therefore for any of McCabe's taxes or charges. No relationship of employer and employee is created by this Agreement, nor is a partnership, joint venture, or principal agent relationship created by this Agreement. McCabe shall have no claim under this Agreement or otherwise against the MDHS Companies for vacation pay, sick leave, retirement benefits, social security, worker's compensation, disability, or unemployment insurance benefits, or employee benefits of any kind.


   IN WITNESS WHEREOF, the McCabe has subscribed and executed this Agreement and the MDHS Companies have caused this Agreement to be subscribed and executed, in duplicate original, by their undersigned duly authorized officer on the date(s) hereinafter indicated.

MD HEALTHSHARES CORPORATION

BY: /s/ JAMES A. WHITE, III, M.D.         /s/ THOMAS P. MCCABE
   -------------------------------      --------------------------------------
        James A. White, III, M.D.             Thomas P. McCabe
              President

Date:   2-7-97                          Date:   2-7-97
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